Exhibit 99.1

INGRAM MICRO ANNOUNCES
$250 MILLION SENIOR SUBORDINATED NOTES OFFERING

SANTA ANA, Calif., Aug. 2, 2001 - Ingram Micro Inc. (NYSE: IM) announced today that it intends to offer $250 million of Senior Subordinated Notes due 2008 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The Company intends to use the net proceeds of the offering to reduce borrowings under its senior credit facilities and its accounts receivable financing programs.

The Notes have not been and will not be registered under the Securities Act of 1933 or applicable state or foreign securities laws, and may not be offered or sold in the United States absent registration under federal and applicable state securities laws or an available exemption from such registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy any of the Notes.